INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-76223 of Tera Computer Company on Form S-3 of our report, dated March 22, 1999, (June 21, 1999 as to Note 12), which includes an explanatory paragraph concerning the Company's ability to continue as a going-concern, appearing in Amendment No. 1 of the Annual Report on Form 10-K/A of Tera Computer Company for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Seattle, Washington
August 24, 1999